Exhibit 99.1
Kevin S. Palatnik Named Cadence Chief Financial Officer;
William Porter to Become Chief Administrative Officer
     SAN JOSE, CA—Apr. 23, 2008 — Cadence Design Systems, Inc. (Nasdaq: CDNS) today announced that Kevin S. Palatnik has been appointed chief financial officer (CFO), succeeding William Porter in the role. Palatnik will continue to report to Porter, who has been named to the new position of chief administrative officer (CAO). These changes are consistent with Cadence’s succession planning process and are effective immediately.
     A 12-year veteran of Cadence, Palatnik has served as controller for the past two years, leading the company’s financial planning as well as its audit and compliance functions. Palatnik will oversee Cadence’s Investor Relations, Information Technology, Order Fulfillment, Workplace Resources, Audit and Compliance, and Controller functions.
     During his tenure at Cadence, Palatnik has held a number of senior financial and operational positions, including corporate vice president, finance and operations, and corporate vice president, Technical Field Operations. In March 2006, Palatnik was appointed corporate controller, and in April 2007 was promoted to senior vice president and controller. Prior to joining Cadence, Palatnik worked for IBM Corporation, where he held engineering and finance roles. Palatnik has a bachelor of science degree in Industrial Engineering and Operations Research, as well as an M.B.A. from Syracuse University.
     “Kevin Palatnik’s impressive finance background and unique operational experience provide him with an exceptional skill set for the CFO role,” stated Mike Fister, president and CEO of Cadence. “He is a natural leader who has a proven track record of success with the global finance team. Kevin’s deep knowledge of our field operations, products and business strategy will serve him well in his new role at Cadence.”
     Porter joined Cadence in 1994 and became CFO in 1999. During his tenure as CFO, Porter built and led a world-class team that was instrumental in improving Cadence’s operational performance, including growing its revenue, operating margin and cash flow. As executive vice president and CAO, Porter will oversee Finance, Treasury, Legal, Human Resources, and Business Development as well as Corporate Marketing and Strategy.
     “I am excited that Bill will have broader responsibility, leveraging the talents of the teams that now report to him, as he focuses more of his time on Cadence’s growth strategy,” Fister said.
About Cadence
     Cadence enables global electronic-design innovation and plays an essential role in the creation of today’s integrated circuits and electronics. Customers use Cadence software and hardware, methodologies, and services to design and verify advanced semiconductors, consumer electronics, networking and telecommunications equipment, and computer systems. Cadence reported 2007 revenues of approximately $1.6 billion, and has approximately 5,100 employees. The company is headquartered in San Jose, Calif., with sales offices, design centers, and research facilities around the world to serve the global electronics industry. More information about the company, its products, and services is available at www.cadence.com.
For more information, please contact:
Adolph Hunter
Cadence Design Systems, Inc.
Direct: 408.914.6016
publicrelations@cadence.com